Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Appoints Sherry Urban VP of Human Resources for Bel Fuse Inc.

JERSEY CITY, NJ, October 30, 2020 - Bel Fuse Inc. (“Bel,” or, “the Company”) (Nasdaq:BELFA and Nasdaq:BELFB), a leading supplier of products that power, protect and connect electronic circuits, today announced that Sherry Urban, a seasoned HR manager with over 30 years of corporate HR experience, has been appointed VP of Human Resources for Bel Fuse Inc. She is a certified member of HRCI and is also active with SHRM, a Washington-based think tank for HR professionals.

Ms. Urban had been Director of HR for Cinch Connectivity and Bel Power Solutions, since 2014, when she joined the company through Bel’s acquisition of Emerson Network Power Connectivity Solutions from Emerson Electric, where she was Director of Human Resources since 2007.  Prior to that she had been with Stratos Electric since 2000, also as Director of Human Resources, through its acquisition by Emerson Electric. Prior to that she was Manager of HR for Methode Electronics going back to 1987  She earned a BA in Human Resources Management at DePaul University in Chicago.

Dan Bernstein, Chief Executive Officer of Bel commented, “Sherry has been an exemplary associate for us since coming over to us with the Emerson Network Power acquisition.  She’s a team player that is committed to the highest standards in her field and we are fortunate to have her.  We look forward to her continued dedication to implementing world class programs here for Bel in its entirety in recruiting, training and development, safety, ethics, and other strategic and ground-level HR issues going forward.”

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.